Exhibit 10.4

Advisory Agreement

August 1, 2017

Jill Giles

321 Sixth Street

San Antonio, TX 78215

Re: Advisory Agreement

Dear Ms. Giles:

This document serves as a letter of agreement (the “Agreement”) for the advisory relationship between CloudCommerce, Inc. (the “Company”) and you (the “Advisor”).

Section 1.        Services to Be Rendered

(a) The Company provides advanced e-commerce services to leading brands. Advisor will provide advice to the Company regarding various aspects of the Company’s business (the “Services”).

Section 2.        Compensation

(a) Company shall grant Advisor non-qualified options (the “Options”) to purchase ten million (10,000,000) shares of the Company’s Common Stock at an exercise price of $0.01 per share. Such awarded options vest monthly for three (3) years and the Options expire on August 1, 2022.

Section 3.         Reimbursement of Expenses

The Company shall reimburse Advisor for authorized expenses incurred by Advisor in the performance of her duties, provided that such expenses are approved in advance, reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement.

Section 4.         Confidentiality

Advisor shall hold in confidence and not disclose to any person or party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the “Confidential Information”), to which Advisor has, or is given (or has had or been given), access as a result of this engagement and the relationship between the Company and Advisor without appropriate protective treatment of the applicable Confidential Information prior to its disclosure. Section 4 of this Agreement shall survive the termination of this Agreement.

Section 5.        Independent Contractor

(a) Advisor acknowledges that in performing Services pursuant to this Agreement, Advisor (a) shall be an independent contractor and not an employee of the Company, (b) shall not be entitled to participate in any fringe benefit programs established by the Company for the benefit of its employees, and (c) shall be solely responsible for paying prior to delinquency, and shall indemnify, defend, and hold the Company free and harmless from and against, all income taxes, self-employment taxes, and other taxes (including any interest and penalties with respect thereto) imposed on the fees and expense reimbursements paid by the Company to Advisor pursuant to this Agreement.

Section 6.        General Provisions

(a) This Agreement executed by Company and Advisor on August 1, 2017 (i) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and (ii) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

(b) This agreement shall be construed in accordance with, and governed by, the laws of the State of California, without regard to choice of law rules or the principles of conflict of laws. Venue for any action brought regarding the interpretation or enforcement of this engagement shall lie exclusively in Santa Barbara County, California.

Please confirm the foregoing is in accordance with your understandings and agreements with the Company by signing below. Accepted and agreed as of the date first written above;

COMPANY	ADVISOR
CloudCommerce, Inc.

/s/ Andrew Van Noy	/s/ Jill Giles
Andrew Van Noy, CEO	Jill Giles

Mailing Address:	Mailing Address:
1933 Cliff Drive Suite 11	321 Sixth Street
Santa Barbara, CA 93109	San Antonio, TX 78215